FOR IMMEDIATE RELEASE
Contact: Andrew Gordon, President & CEO
Telephone: (718) 832-0800

Coffee Holding Co., Inc. Reports Year End Earnings

BROOKLYN, New York - January 26, 2007. Coffee Holding Co., Inc. (AMEX:JVA) today announced its operating results for the year ended October 31, 2006. In this release, the Company:

• Reports sales growth of 23.2% for 2006 compared to 2005;

• Reports net income of $700,082 for the year ended October 31, 2006; and

• Reports net income of $0.13 per share (basic and diluted) for the year ended October 31, 2006.

Net income decreased $485,053, or 40.9%, to $700,082 or $.13 per share for the year ended October 31, 2006 compared to $1,185,135 or $.25 per share for the year ended October 31, 2005. The decrease in net income primarily reflects increased cost of sales due to higher commodity costs and greater operating expenses and a loss by our Café La Rica joint venture, partially offset by increased net sales. We believe the initial loss by Café La Rica, which was formed in March 2006, is consistent with the typical initial performance of a start-up venture of this type.

Net sales totaled $51,171,202 for the year ended October 31, 2006, an increase of $9,625,857 or 23.2% from $41,545,345 for the year ended October 31, 2005. The increase in net sales reflects a 10.4% increase in coffee pounds sold due to increased sales of our branded and specialty green coffees. Sales of our Café Caribe brand increased once again and sales of our second Hispanic espresso, Café Supremo, increased 48%. Increases in coffee prices also contributed to the increase in net sales.

Cost of sales for the year ended October 31, 2006 was $43,575,963 or 85.2% of net sales, as compared to $33,875,973 or 81.5% of net sales for the year ended October 31, 2005. The increase in cost of sales reflects and higher packaging costs associated with the increase in net sales of approximately $300,000 and increased purchases of green coffee in the amount of approximately $5.8 million. The increase in green coffee purchases resulted from increased pounds sold and higher green coffee prices during the period. The average indicator price for Robusta coffee, the main component for our leading espresso brands (Café Caribe and Café Supremo), increased 104% by August 2006 compared to August of 2005. This indicator price was the highest seen in the last seven years as measured by the International Coffee Organization. By September 2006, prices had achieved further gains, trading to their highest levels in eight years. For competitive reasons, we were not able to pass these price increases through to our customers. As a result, these increases had the effect of diminishing our profit margins significantly on our leading espresso lines as there were no lower priced coffees to substitute into our blends. In October 2006, national brands reacted to these price increases, raising list prices by $0.12 per unit, and we too were able to increase our prices as well.

“Although this year presented us with some very unique challenges which affected our bottom line, we are pleased to report we believe the worst is behind us,” said Andrew Gordon, President and Chief Executive Officer.  “We still remained profitable once again while growing our revenues by over 23% to $51 million; the first time in company history we have passed the half century mark in sales.  Now, with our Sarbanes-Oxley costs mostly behind us, and oil trading near twenty month lows, Robusta prices having stabilized and the implementation of a major price increase to our customers, we believe margins will improve back to historical levels in the coming quarters. Overall, we remain positive moving into the new fiscal year as our position within the coffee industry continues to expand.”

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold through the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2006 AND 2005

	2006	2005

- ASSETS -
CURRENT ASSETS:
Cash	$1,112,165	$735,468
Commodities held at broker	4,330,489	2,994,394
Accounts receivable, net of allowance for doubtful accounts of $420,300 for 2006 and 2005, respectively	6,534,848	5,159,576
Inventories	2,899,543	4,496,578
Prepaid expenses and other current assets	328,544	272,541
Prepaid and refundable income taxes	302,003	11,629
Deferred income tax assets	221,000	318,600
TOTAL CURRENT ASSETS	15,728,592	13,988,786

Property and equipment, at cost, net of accumulated depreciation of $4,159,274 and $3,727,524 for 2006 and 2005, respectively	2,138,951	2,379,952
Investment in joint venture	408,798	-
Due from joint venture	73,658	-
Deposits and other assets	631,859	176,575
TOTAL ASSETS	$18,981,858	$16,545,313

- LIABILITIES AND STOCKHOLDERS' EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,828,689	$4,431,577
Current portion of obligations under capital lease	-	1,329
Line of credit borrowings	2,542,881	1,063,167
Income taxes payable - current	-	218,864
TOTAL CURRENT LIABILITIES	7,371,570	5,714,937

Deferred income tax liabilities	12,300	53,700
Deferred compensation payable	256,284	135,054
TOTAL LIABILITIES	7,640,154	5,903,691

MINORITY INTEREST	-	-

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 and 5,529,830 shares issued and outstanding for 2006 and 2005, respectively	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	4,009,151	3,309,069
TOTAL STOCKHOLDERS' EQUITY	11,341,704	10,641,622
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,981,858	$16,545,313

COFFEE HOLDING CO., INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED OCTOBER 31, 2006, 2005 AND 2004

	2006	2005	2004

NET SALES	$51,171,202	$41,545,345	$28,030,389

COST OF SALES	43,575,963	33,875,973	20,927,506

GROSS PROFIT	7,595,239	7,669,372	7,102,883

OPERATING EXPENSES:
Selling and administrative	5,585,787	4,854,018	4,746,895
Bad debt expense	29,093	270,000	30,914
Officers' salaries	616,052	574,245	622,573
TOTALS	6,230,932	5,698,263	5,400,382

INCOME FROM OPERATIONS	1,364,307	1,971,109	1,702,501

OTHER INCOME (EXPENSE)
Interest income	128,967	50,363	11,966
Other income	65,310	-	-
Equity in loss of joint venture	(176,911)	-	-
Management fee income	44,403	-	-
Interest expense	(130,101)	(110,684)	(145,930)
TOTALS	(68,332)	(60,321)	(133,964)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST IN SUBSIDIARY	1,295,975	1,910,788	1,568,537

Minority interest in subsidiary	6,166	-	-
Provision for income taxes	602,059	725,653	693,195

NET INCOME	$700,082	$1,185,135	$875,342

Basic and diluted earnings per share	$.13	$.25	$.22

Weighted average common shares outstanding:

Basic	5,599,830	4,721,327	3,999,650
Diluted	5,599,830	4,776,757	3,999,650

COFFEE HOLDING CO., INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED OCTOBER 31, 2006, 2005 AND 2004

	2006	2005	2004
OPERATING ACTIVITIES:
Net income	$700,082	$1,185,135	$875,342
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	431,750	373,106	363,612
Bad debt expense	5,421	270,000	30,914
Deferred income taxes	56,200	(173,200)	(27,200)
Loss from joint venture	176,911	-	-
Changes in operating assets and liabilities:
Commodities held at broker	(1,336,095)	(2,120,493)	20,222
Accounts receivable	(1,380,693)	(1,423,821)	(1,881,986)
Inventories	1,597,035	(2,238,289)	(476,865)
Prepaid expenses and other current assets	(56,003)	563,558	(244,963)
Prepaid and refundable income taxes	(290,374)	(11,629)	-
Due from joint venture	(73,658)	-	-
Accounts payable and accrued expenses	397,112	(227,259)	2,797,389
Income tax payable	(218,864)	58,864	160,000
Deposits and other assets	(328,388)	(135,054)	-
Net cash (used in) provided by operating activities	(319,564)	(3,879,082)	1,616,465

INVESTING ACTIVITIES:
Purchases of property and equipment	(190,749)	(466,122)	(1,039,479)
Investment in joint venture	(585,709)	-	-
Security deposits	-	(8,025)	(16,700)
Net cash used in investing activities	(776,458)	(474,147)	(1,056,179)

FINANCING ACTIVITIES:
Principal payments on term loan	-	(252,000)	(84,000)
Net proceeds from initial public offering	-	6,436,016	-
Advances under bank line of credit	41,847,244	27,754,052	28,108,814
Principal payments under bank line of credit	(40,367,530)	(29,375,930)	(27,715,835)
Payments to related parties	-	-	(79,646)
Principal payments of obligations under capital leases	(1,329)	(115,586)	(221,306)
Net cash provided by financing activities	1,478,385	4,446,552	8,027

MINORITY INTEREST	(5,666)	-	-

NET INCREASE IN CASH	376,697	93,323	568,313

Cash, beginning of year	735,468	642,145	73,832

CASH, END OF YEAR	$1,112,165	$735,468	$642,145

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$121,844	$103,286	$145,930
Income taxes paid	$831,503	$460,744	$370,850

On June 10, 2005, 10,000 shares of restricted stock valued at $24,650 were issued for services to be rendered.